SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2014

IDS Industries, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-177518	45-2758994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

533 Birch Street Lake Elsinore, CA	92530
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (951) 674-1554

_____________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into A Material Definitive Agreement

On January 22, 2014, we obtained short term financing from Finiks Capital, LLC (the “Lender”) under a Promissory Note in the amount of $100,000 (the “Note”). The Note features an original issue discount of ten percent (10%) and has a face amount of $100,000. We will initially receive $20,000 from the Lender and will receive additional funds up to $70,000 at the Lender’s sole discretion. The principal sum due shall be prorated to include any funds received from Lender plus a prorated amount of the original issue discount. We are not required to repay any unfunded amount of the Note. The Note accrues no interest if the principle sum due is repaid within ninety (90) days. If the principle sum due is not repaid within ninety (90) days, the principle sum due may not be paid prior to the maturity date without written approval of the Lender and the Note incurs interest one time at a rate of ten percent (10%) on the principle sum due, with all principal and interest due in full on the maturity date of one hundred eighty (180) days from the date of issue. At any time, the Note may be converted, in whole or in part at the option of the holder, at a price per share of fifty-one percent (51%) of the average of the three lowest bid side prices in the ten (10) trading days previous to the conversion. The conversion price shall not exceed four cents ($0.04) per share. Unless otherwise agreed in writing, the Lender cannot convert any amount of the Note into common stock that would result in the Lender owning more than 4.99% of the common stock outstanding. The Note includes “piggyback” registration rights for the holder and we will be required to include shares issuable upon conversion of the Note, assuming it is still outstanding at the time, in the next registration statement we file with the Securities and Exchange Commission. The foregoing is a summary of the material terms of the Note. The Note contains additional terms and should be reviewed in its entirety for additional information.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Convertible Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDS Industries, Inc.

Date	January 23, 2014
By:	/s/ Scott Plantinga
Scott Plantinga
Title:	Chief Executive Officer

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